

**Helen Frankenthaler**
(b. 1928-d.2011)



Frankenthaler's sharpe ratio of 1.71 represents the highest market-risk adjusted return of all Masterworks' tracked artists, beating Basquiat, Banksy and Kusama. See Investment Thesis for Sharpe Ratio disclosures.

INVESTMENT THESIS

Initial Offering Price
$1,951,000

Offering Circular
sec.gov

Similar Sales | Record Price



$3.0m
$2.0m
$1.0m
$0.0m
99
03
07
11
15
19
23

Price Appreciation of Similar Works
17.6%

Sharpe Ratio (1996-2022) watch video

| | |
|---|---|
| Helen Frankenthaler | ▲1.71 |
| S&P 500 | 0.48 |

**17%** Progress

INVEST NOW



## Helen Frankenthaler
(b. 1928-d.2011)

**Why we like this offering**

1. Frankenthaler's sharpe ratio of 1.71 represents the highest risk-adjusted return of all Masterworks' tracked artists, beating Basquiat, Banksy and Kusama.
2. The 1970s was the most significant decade of Helen Frankenthaler's career following her 1969 retrospective at the Whitney Museum of American Art and the 1972 monograph by Barbara Rose. Frankenthaler's top five auction records are from the 1970s.
3. Since January 1, 2015, the realized prices comprised by set of similar sales transactions have accelerated, increasing at an estimated 23.6% CAGR implied from selected sales occurring from November 12, 2015, to June 27, 2023.
4. Auction records for artworks similar in scale, style, and period are led by *Earliness* (1972), which sold for $3,075,000 at Christie's in May 2023, followed by *Tournament* (1977), which sold for $2,551,329 at Sotheby's in March 2022, *Passage* (1971), which sold for $1,834,996 at Sotheby's in June 2023.
5. The Artwork is a prime example of Helen Frankenthaler's large-scale soak-stain paintings from the 1970s. It is also predominantly in Frankenthaler's popular orange color, which is shared by her top auction record, Royal Fireworks (1975).
6. Frankenthaler is ranked among the top 100 artists and the top 10 female artists worldwide as measured by 2023 auction volume.

*Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.*

*Market-Risk Adjusted Appreciation, also referred to as the "Sharpe Ratio," indicates how well the artist's market has performed historically in comparison to the rate of return on a risk-free investment, such as U.S. government treasury bonds or bills, by measuring price appreciation relative to the volatility of that price appreciation over time. A relatively higher Sharpe Ratio reflects higher appreciation relative to volatility and generally signals a better risk adjusted return, and, conversely, a relatively lower Sharpe Ratio generally means there is more volatility relative to price appreciation, although historical volatility is not necessarily a proxy for investment risk. Sharpe Ratio of artist market qualitatively different from measurement of the individual performance of Masterworks securities.*

## Artist Metrics

| 2023 Total Auction Sales | 2023 Auction Lots Sold | All Time Record Price |
|---|---|---|
| $24,186,629 | 49 | $6,700,000 |

Turnover by Year



27.8M
20.8M
13.9M
6.9M
11 12 13 14 15 16 17 18 19 20 21 22

Lots Auctioned



Sold
Unsold
54
40.5
27
13.5
11 12 13 14 15 16 17 18 19 20 21 22

Initial Offering Price **$1,951,000**

Offering Circular **sec.gov/edgar**

### Painting





### About Helen Frankenthaler

Helen Frankenthaler (b. 1928, New York - d. 2011, Connecticut) was a leading twentieth-century American artist internationally recognized for her influence on Post-war American abstraction's transition from Abstract Expressionism to Color Field painting. She developed a unique "soak-stain" technique, which involved pouring thinned paint onto a raw, unprimed canvas on the floor of her studio. Her career quickly gained momentum; she placed first at the Premiere Biennale de Paris in 1959 and was featured alongside Ellsworth Kelly, Roy Lichtenstein, and Jules Olitski in the American pavilion at the Venice Biennale in 1966.

INVEST NOW

# HELEN FRANKENTHALER

b. 1928 – d. 2011, UNITED STATES



$1,951,000

INITIAL OFFERING

| | |
|---|---|
| 17.6% ANNUAL APPRECIATION OF SIMILAR WORKS[1,2] | 13.3% ANNUAL APPRECIATION OF MEDIAN REPEAT SALES[3] |
| ▲1.71 SHARPE RATIO[4] | 12.6% ANNUAL GROWTH OF RECORD PRICE[5] |

Acrylic on canvas | 66 × 96 in.

Frankenthaler's sharpe ratio of 1.71 represents the highest market-risk adjusted return of all Masterworks' tracked artists, beating Basquiat, Banksy and Kusama.

The Artwork is a prime example of Helen Frankenthaler's large-scale soak-stain paintings from the 1970s. The Artwork is predominantly in Helen Frankenthaler's popular orange color, which is shared by her top auction record, Royal Fireworks (1975). The 1970s was the most significant decade of Helen Frankenthaler's career following her 1969 retrospective at the Whitney Museum of American Art and the 1972 monograph by Barbara Rose. The desirability of her works from the 1970s is reflected in the creation dates of her top five auction records. The title of the Artwork pays homage to Edgar Degas, the impressionist painter who also paid particular attention to the expressive potential of colors. The Artwork is a large-scale horizontal abstract composition with soak-stains in vibrant yet subdued shades of orange, red, sage, and white, against a yellow background. Towards the bottom of the composition is a large horizontal pink brush stroke and a shorter red brushstroke to the left of it. The range in opacity of the paints creates a dynamic, inviting composition. Auction records for artworks similar in scale, style, and period are led by Earliness (1972), which sold for $3,075,000 at Christie's New York on May 12, 2023, followed by Tournament (1977), which sold for $2,551,329 (£1,910,500) at Sotheby's London on March 2, 2022, Passage (1971), which sold for $1,834,996 (£1,439,500) at Sotheby's London on June 27, 2023.

Helen Frankenthaler has been the subject of numerous exhibitions and publications. Important monographs about the artist include Frankenthaler by Barbara Rose (1972), Frankenthaler by John Elderfield (1989), and Frankenthaler: A Catalogue Raisonné, Prints 1961–1994 by Suzanne Boorsch and Pegram Harrison (1996). Retrospectives about the artist have been organized by the Jewish Museum in New York (1960), the Whitney

**THE ARTIST'S AUCTION RECORDS ARE CURRENTLY LED BY ROYAL FIREWORKS (1975), WHICH SOLD FOR $7,895,300 AT SOTHEBY'S NEW YORK ON JUNE 29, 2020, DREAM DECISION (1976), WHICH SOLD FOR $5,894,100 AT SOTHEBY'S NEW YORK ON NOVEMBER 19, 2021, AND CIRCE (1974), WHICH SOLD FOR $4,769,000 AT SOTHEBY'S NEW YORK ON MAY 19, 2022.**

Museum of American Art in New York (1969), and the Museum of Modern Art in New York, which traveled to the Modern Art Museum of Fort Worth, the Los Angeles County Museum of Art, and the Detroit Institute of Arts (1989). Frankenthaler's paintings are also held in prestigious private and public collections, including the Art Institute of Chicago, the Brooklyn Museum, the Cooper-Hewitt Smithsonian Design Museum in New York, the Tate in London, the Los Angeles County Museum of Art, the National Gallery of Art in Washington D.C., the Museum of Modern Art in New York, the Whitney Museum of American Art in New York, the Hirshhorn Museum and Sculpture Garden in Washington D.C., the Metropolitan Museum of Art in New York, the Museo Tamayo in Mexico City, and the Victoria and Albert Museum in London, among many others. The artist's auction records are currently led by Royal Fireworks (1975), which sold for $7,895,300 at Sotheby's New York on June 29, 2020, Dream Decision (1976), which sold for $5,894,100 at Sotheby's New York on November 19, 2021, and Circe (1974), which sold for $4,769,000 at Sotheby's New York on May 19, 2022.

AUCTION RESULTS FOR SIMILAR WORKS[1,2]


$46,000
$43,875
$69,054
$340,800
$278,500
$698,500
$506,500
$605,000
$869,000
$610,000
$516,500
$1,095,000
$972,500
$1,755,000
$2,551,329
$1,834,996
$3,075,000
1/1/2000
1/1/2005
1/1/2010
1/1/2015
1/1/2020
Implied Historical Growth

Helen Frankenthaler (b. 1928, New York, NY; d. 2011, Darien, CT) was a leading twentieth-century American artist internationally recognized for her influence on Post-war American abstraction's transition from Abstract Expressionism to Color Field painting. Born and raised in New York City, Frankenthaler began her art education under the guidance of the Mexican Surrealist painter Rufino Tamayo at the Dalton School, a prestigious prep school. In 1949, she received a bachelor of fine arts from Bennington College in Vermont, where she studied with the American painter Paul Feeley. Upon graduating, she returned to New York and briefly studied art history at Columbia University before pursuing her studio practice full-time and taking classes with the Abstract Expressionist painter Hans Hofmann. In 1951, Frankenthaler held her first solo exhibition at Tibor de Nagy Gallery in New York and was included in the famous 9th St. Exhibition of Paintings and Sculpture exhibition. The artist's unique "soak-stain" technique of pouring thinned paint onto a raw, unprimed canvas on the floor of her studio first appeared in her influential painting Mountains and Sea (1952). The painting served as a catalyst for the Color Field school of painting, inspiring the renowned artists Morris Louis and Kenneth Noland. Her career quickly gained momentum; she placed first at the Premiere Biennale de Paris in 1959 and was featured alongside Ellsworth Kelly, Roy Lichtenstein, and Jules Olitski in the American pavilion at the Venice Biennale in 1966. In the 1960s, she began employing faster-drying acrylic paint, which led to more saturated and dense compositions. In addition to painting, Frankenthaler experimented with ceramics, sculpture, tapestry, and printmaking. She received numerous honors and awards for her contributions to twentieth-century art, including the National Medal of Arts in 2001. She also served on the National Council on the Arts of the National Endowment for the Arts from 1985 to 1992, was a member of the American Academy of Arts and Letters from 1974 to 2011 and served as its Vice-Chancellor in 1991, and was appointed an Honorary Academician of the Royal Academy of Arts, London, in 2011. Frankenthaler died on December 27, 2011, in Darien, Connecticut.







IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The table and chart below capture the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Helen Frankenthaler with the following criteria: Paintings on canvas created between 1971 and 1977 that measure between 60 inches by 60 inches and 100 inches by 100 inches, excluding examples with areas of canvas ground are prominently visible and excluding Dream Decision and Circe for qualitative differences. Where the price with buyer's premium was not listed, it was calculated based on the auction house's terms and conditions. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 17.6% CAGR implied from selected sales occurring from February 17, 1999, to June 27, 2023.

3. Median repeat sale pair appreciation reflects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"). Repeat sale pair appreciation rates can be a useful measure of the progression of prices in a particular artist's market over time. The median repeat sale pair appreciation for Helen Frankenthaler is 13.3%, which is based on 36 repeat sales during the time period beginning on the first purchase price date for the artist's earliest repeat sales pair, which in the case of Helen Frankenthaler was May 8, 1984 and ending on the last date a repeat sale occurred for such artist, which in the case of Helen Frankenthaler was November 16, 2023. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past repeat sale appreciation rates may not be indicative of future repeat sale appreciation rates.

4. The risk-adjusted appreciation, otherwise known as "Sharpe Ratio", can be used to evaluate the total performance of an asset, portfolio, or in this case the artist's market, and indicates how well the artist's market has performed historically in comparison to the rate of return on a risk-free investment, such as U.S. government treasury bonds or bills. The market for Helen Frankenthaler has a risk-adjusted appreciation of 1.71. Risk-adjusted appreciation reflects (x) the average annualized artist market appreciation (depreciation) of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"), minus the risk-free rate of return. The risk-free rate of return is measured by the average annual risk-free rate at year end over the applicable time period, divided by (y) the volatility of the returns in an artist's market, as measured by the standard deviation of those returns. The applicable time period begins on the later of (a) the earliest purchase price date for the artist's first repeat sale and (b) December 31, 1989, the year end of the earliest year when other financial indices were available, and ends on the last sale date that the artist had a repeat sale. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and by third-party data sources Volatility represents the variation in the historical returns or price appreciation (depreciation) of an asset class over a set period of time. Higher volatility generally means more risk, and lower volatility generally means less risk, although volatility should not be considered a proxy for risk. This risk-adjusted appreciation metric should be considered in connection with other performance metrics, including the estimated historical CAGR implied from selected comparable sales.

5. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Artworks by Helen Frankenthaler have a record price compound annual growth rate ("CAGR") of 12.6% from May 9, 1984 to December 31, 2023. This calculation is based on (i) a record price of $60,000 on May 9, 1984, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $6,700,000, the most recent record price as of December 31, 2023, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.